Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
news	Contacts MEDIA INVESTORS	Jim Sabourin Thomas A. H. White Madhavi Venkatesan	423 294 6300 423 294 8996 423 294 1630

Unum Group Reports Second Quarter 2009 Results

Stable Risk Results Across All Segments;
 2009 Guidance Revised Upward;
Financial Flexibility Enhanced Through Internal Capital Generation

CHATTANOOGA, Tenn. (August 4, 2009) – Unum Group (NYSE: UNM) today reported net income of $267.2 million ($0.80 per diluted common share) for the second quarter of 2009, compared to net income of $240.3 million ($0.69 per diluted common share) for the second quarter of 2008.

Included in the results for the second quarter of 2009 are net realized after-tax investment gains of $51.4 million ($0.15 per diluted common share), compared to net realized after-tax investment gains of $17.1 million ($0.04 per diluted common share) in the second quarter of 2008. Net realized after-tax investment gains for the second quarter of 2009 include an after-tax gain of $91.0 million resulting from changes in the fair value of an embedded derivative in a modified coinsurance contract, compared to an after-tax gain of $16.2 million in the second quarter of 2008. Also included in net realized after-tax investment gains for the second quarter of 2009 is a net after-tax investment loss of $39.6 million related to sales and write-downs of investments, compared to a net after-tax investment gain of $0.9 million in the second quarter of 2008.

Adjusting for these items, income on an after-tax basis was $215.8 million ($0.65 per diluted common share) in the second quarter of 2009, compared to $223.2 million ($0.65 per diluted common share) in the second quarter of 2008.

“I am pleased that all of our businesses have continued to perform well despite the challenging economic and financial market conditions,” said Thomas R. Watjen, president and chief executive officer.  “As we look to the second half of 2009, we remain cautious on the general environment, but confident in our ability to successfully execute our plans and capitalize on opportunities that present themselves to profitably grow our business.”

Watjen added that given Unum’s performance through the first six months of the year, the Company is revising its guidance for full year 2009 operating earnings per share to a range of $2.50 to $2.60 from its previous range of $2.45 to $2.55.

RESULTS BY SEGMENT

In the following discussions of the Company’s operating segment results, “operating revenue” excludes net realized investment gains and losses.  “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

Effective with the fourth quarter of 2008, we made slight modifications to our reporting segments to better align the debt of our securitizations with the business segments and to align the allocation of capital for Unum UK similar to that of Unum US and Colonial Life. Financial results by segment for 2008, as previously reported, have been revised to reflect these reclassifications.

Unum US Segment

           Unum US reported operating income of $191.3 million in the second quarter of 2009, an increase of 11.5 percent from $171.6 million in the second quarter of 2008. Premium income for the segment declined by 1.9 percent to $1,223.7 million in the second quarter of 2009 from $1,246.9 million in the second quarter of 2008.

Within the Unum US operating segment, the group disability line of business reported operating income of $68.3 million in the second quarter of 2009, compared to operating income of $47.0 million in the second quarter of 2008.  The benefit ratio for the second quarter of 2009 was 87.0 percent compared to 90.5 percent in the second quarter of 2008. Improvements in the benefit ratio continue to reflect the on-going strategic shift for the line, from a large case concentration to a balanced mix of business with a focus on increasing exposure to the core market (employee groups with fewer than 2,000 lives). Results also reflect favorable claim recovery trends; relatively stable claim incidence trends in both the group long-term and short-term disability lines of business relative to the second quarter of 2008; maintenance of pricing discipline, specifically as it relates to the large case market; and the implemented improvements in the claims management process. Premium income in group disability declined 5.7 percent to $541.0 million in the second quarter of 2009, compared to $573.6 million in the second quarter of 2008. Increasing competition, along with softening economic conditions and the Company’s on-going commitment to disciplined pricing, renewals, and risk selection were contributing factors to the decline in the current premium. Sales of fully insured group long-term disability products in the second quarter of 2009 increased by 19.6 percent to $54.3 million compared to $45.4 million in the second quarter of 2008. Sales of fully insured group short-term disability products increased by 18.3 percent to $19.4 million in the second quarter of 2009, compared to $16.4 million in the second quarter of 2008.  Sales of fully insured group disability products (inclusive of both long-term and short-term disability products) in the Company’s core market increased by 11.1 percent in the second quarter of 2009 to $45.0 million from $40.5 million in the second quarter of 2008. Sales of fully insured group disability products in the large case market (employee groups with 2,000 or more lives) increased by 34.7 percent to $28.7 million in the second quarter of 2009, from $21.3 million in the comparable period in 2008. Premium persistency in the group long-term disability line of business was 88.2 percent for the first six months of 2009, compared to 88.3 percent in the first six months of 2008.  Premium persistency in the group short-term disability line of business was 89.0 percent for the first six months of 2009, compared to 83.6 percent for the comparable period in 2008.

The group life and accidental death and dismemberment line of business reported a 10.3 percent decrease in operating income to $48.7 million in the second quarter of 2009, compared to $54.3 million in the second quarter of 2008, reflecting lower premium income and higher mortality from the prior year comparable period. Premium income for this line of business declined 2.9 percent to $291.8 million in the second quarter of 2009, compared to $300.6 million in the second quarter of 2008, reflecting the Company’s ongoing disciplined approach to pricing, renewals, and risk selection, and softening economic conditions.  Sales of fully insured group life products increased by 25.9 percent in the second quarter of 2009 to $48.6 million; in the second quarter of 2008 sales were $38.6 million. Premium persistency in the group life line of business was 87.1 percent in the first six months of 2009, compared to 84.8 percent for the comparable period in 2008.

The Unum US supplemental and voluntary lines of business reported a 5.7 percent increase in operating income to $74.3 million in the second quarter of 2009, compared to $70.3 million in the second quarter of 2008.  The improvement in operating income was driven by favorable risk in the individual disability – recently issued and voluntary benefits lines and premium growth in all three business lines: individual disability – recently issued, long-term care, and voluntary benefits. Premium income for supplemental and voluntary lines increased 4.9 percent to $390.9 million in the second quarter of 2009, compared to $372.7 million in the second quarter of 2008.  Sales in the voluntary benefits line of business decreased by 6.1 percent in the second quarter of 2009, sales in the individual disability – recently issued line decreased by 9.4 percent, and long-term care sales decreased 43.6 percent, all relative to the second quarter of 2008.

Unum UK Segment

Unum UK reported operating income of $67.3 million in the second quarter of 2009, a 27.3 percent decrease compared to $92.6 million in the second quarter of 2008. In local currency, operating income for the second quarter of 2009 decreased 6.6 percent, to £43.9 million from £47.0 million in the second quarter of 2008. Results for the quarter, when translated into dollars, have been impacted by continuing volatility in the foreign exchange markets, specific to the exchange rate of the dollar to British pound sterling.

The benefit ratio in the second quarter 2009 was 54.4 percent, compared to 58.3 percent in the comparable quarter in 2008, reflecting a lower rate of claim incidence in the both the group long-term disability line and group life line, which was partially offset by slightly lower claim recoveries in the group long-term disability line. The benefit ratio was also favorably impacted by lower inflation on claim reserves associated with group long-term disability policies containing an inflation-linked benefit feature.  Premium income decreased 28.3 percent to $173.4 million in the second quarter of 2009, compared to $241.7 million in the second quarter of 2008.  In local currency, premium income decreased 9.0 percent to £111.6 million in the second quarter of 2009, compared to £122.6 million in the second quarter of 2008.  Premium persistency in the group long-term disability line of business was 88.8 percent for the first six months of 2009, compared to 86.0 percent for the comparable period in 2008. Premium persistency in the group life line of business was 77.5 percent for the first six months of 2009, compared to 78.1 percent for the 2008 comparable period. Sales decreased 4.5 percent to $29.5 million in the second quarter of 2009, compared to $30.9 million in the second quarter of 2008.  In local currency, sales for the second quarter of 2009 increased 21.0 percent to £19.0 million, compared to £15.7 million in the second quarter of 2008, primarily due to sales growth in the Unum UK group life large case market (employee groups with 500 or more lives) and the Unum UK group disability core market segment (fewer than 500 lives).

Colonial Life Segment

Colonial Life reported a 4.5 percent increase in operating income to $71.3 million in the second quarter of 2009, compared to $68.2 million in the second quarter of 2008.  The benefit ratio in the second quarter of 2009 was 46.4 percent, compared to 46.9 percent for the same period in 2008, with a lower benefit ratio in the cancer and critical illness line offsetting a higher benefit ratio in the accident, sickness, and disability line of business.  Premium income for the second quarter of 2009 increased by 3.4 percent to $250.8 million, compared to $242.6 million in the second quarter of 2008.  Sales decreased 3.9 percent to $78.0 million in the second quarter of 2009 from $81.2 million in the second quarter of 2008, primarily due to lower sales in existing accounts.  New accounts increased 7.4 percent in the second quarter of 2009 compared to the second quarter of 2008.

Individual Disability – Closed Block Segment

The Individual Disability – Closed Block segment reported operating income of $10.0 million in the second quarter of 2009, compared to $15.2 million in the second quarter of 2008.  The interest adjusted loss ratio for the segment was 82.0 percent in the second quarter of 2009, compared to 82.4 percent in the second quarter of 2008.  Risk results in this segment remained generally consistent with the trends of the past several quarters, with a slight increase in claim incidence during the second quarter of 2009 relative to the second quarter of last year.  Net investment income for the segment declined 5.5 percent, to $187.4 million in the second quarter of 2009 from $198.4 million in the second quarter of 2008.

Corporate and Other Segment

The Corporate and Other segment reported an operating loss of $16.0 million in the second quarter 2009, compared to an operating loss of $6.7 million in the second quarter of 2008, primarily due to approximately $10.4 million in increased expenses related to pension costs relative to last year’s second quarter. Interest and debt expense in the second quarter of 2009 was $25.6 million, compared to $30.6 million in the second quarter of 2008, primarily due to lower levels of outstanding debt.

OTHER INFORMATION

Capital Management

With the results of the second quarter 2009, the Company continued to exceed its previously announced target capital management metrics. At the end of the second quarter of 2009, combined risk-based capital of approximately 340 percent for its traditional US insurance companies exceeded the Company’s 300 percent threshold target, leverage of 18.5 percent remained significantly less than the stated 25 percent target, and holding company liquidity of $475 million was in excess of the Company’s minimum target of one year’s fixed charges, or approximately $230 million.  Leverage is measured as total debt to total capital, which the Company defines as total long-term and short-term debt plus stockholders’ equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges.  Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC.

Shares Outstanding

The Company’s average number of shares (000s) outstanding, assuming dilution, was 331,955.2 for the second quarter of 2009, compared to 346,035.4 for the second quarter of 2008.

Book Value

Book value per common share as of June 30, 2009 was $22.57, compared to $22.19 at June 30, 2008.  Excluding the net unrealized loss on securities and the net gain on cash flow hedges, book value per common share at June 30, 2009 was $22.07, compared to $21.77 at June 30, 2008.

OUTLOOK

The Company is increasing its previously stated guidance for operating earnings per share of $2.45 to $2.55 for full year 2009 and currently anticipates operating earnings for the year to be between $2.50 and $2.60 per diluted common share. The revised guidance includes higher operating earnings in the Company’s Unum US segment relative to previously stated expectations and an upward revision to the foreign currency exchange rate assumption for the British pound sterling to $1.60 from $1.50.

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income.  The Company believes operating income or loss, excluding realized investment gains and losses, which are recurring, is a better performance measure and a better indicator of the profitability and underlying trends in its business.  Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business.  The Company believes leverage and book value per common share excluding unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, are important measures.  For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, August 5, 2009 at 9:00 a.m. (Eastern Time) to discuss the results of operations for the second quarter.  Topics may include forward-looking information, such as guidance on future results and trends in operations, as well as other material information.

The dial-in number for the conference call is (800) 239-9838 for U.S. and Canada.  For International, the dial-in number is (913) 981-4905.  A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode.  It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast fifteen minutes prior to the start of the call.  A replay of the call will be available by telephone and on the Company’s website through Wednesday, August 12, 2009.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the second quarter of 2009 is available on the “Investors” section of the Company’s website.

ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

SAFE HARBOR STATEMENT

Statements in this press release that are not historical facts, such as the Company's earnings per share guidance and management's statements about the Company's financial flexibility, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are made based on management's expectations, plans and beliefs concerning future developments.  These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.  These risks and uncertainties include such matters as (1) unfavorable economic or business conditions, both domestic and foreign, including the continued financial market disruption; (2) investment results, including but not limited to, realized investment losses resulting from impairments that differ from our assumptions and historical experience; (3) rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention; (4) changes in interest rates, credit spreads, and securities prices; (5) currency exchange rates; (6) changes in our financial strength and credit ratings; (7) changes in claim incidence and recovery rates due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, and the effectiveness of claims management operations; (8) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (9) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (10) effectiveness of our risk management program; (11) the level and results of litigation; (12) effectiveness in supporting new product offerings and providing customer service; (13) actual experience in pricing, underwriting, and reserving that deviates from our assumptions; (14) lower than projected persistency and lower sales growth; (15) fluctuation in insurance reserve liabilities; (16) ability and willingness of reinsurers to meet their obligations; (17) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired, and goodwill; (18) ability of our subsidiaries to pay dividends as a result of regulatory restrictions; (19) events or consequences relating to terrorism and acts of war, both domestic and foreign; (20) changes in accounting standards, practices, or policies; and (21) ability to recover our systems and information in the event of a disaster or unanticipated event.

For further information about risks and uncertainties that could affect actual results, see the Company's filings with the Securities and Exchange Commission, including information in the sections titled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and any subsequently filed Forms 10-Q.  The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008

Operating Revenue by Segment	$2,540.7	$2,649.2	$5,054.2	$5,258.3
Net Realized Investment Gain (Loss)	87.3	26.1	22.7	(42.4)
Total Revenue	$2,628.0	$2,675.3	$5,076.9	$5,215.9

Operating Income by Segment	$323.9	$340.9	$639.1	$654.1
Net Realized Investment Gain (Loss)	87.3	26.1	22.7	(42.4)
Income Tax	144.0	126.7	229.7	208.3
Net Income	$267.2	$240.3	$432.1	$403.4

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.81	$0.70	$1.31	$1.16
Assuming Dilution	$0.80	$0.69	$1.30	$1.16

Weighted Average Common Shares - Basic (000s)	331,171.8	345,443.5	330,988.8	348,082.2
Weighted Average Common Shares - Assuming Dilution (000s)	331,955.2	346,035.4	331,460.3	348,751.3

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30
	2009		2008
	(in millions)	per share *	(in millions)	per share *

After-tax Operating Income	$215.8	$0.65	$223.2	$0.65
Net Realized Investment Gain, Net of Tax	51.4	0.15	17.1	0.04
Net Income	$267.2	$0.80	$240.3	$0.69

	As of June 30
	2009		2008
	(in millions)	per share	(in millions)	per share

Total Stockholders' Equity (Book Value)	$7,478.4	$22.57	$7,664.3	$22.19
Net Unrealized Loss on Securities	(201.7)	(0.61)	(32.7)	(0.09)
Net Gain on Cash Flow Hedges	367.5	1.11	177.7	0.51
Total Stockholders' Equity, As Adjusted	$7,312.6	$22.07	$7,519.3	$21.77

* Assuming Dilution

	As of June 30
	2009
	(in millions)

Debt, As Reported	$2,295.6
Exclude Non-recourse Debt	834.4
Debt, As Adjusted	$1,461.2

Total Stockholders' Equity, As Reported	$7,478.4
Exclude Net Unrealized Loss on Securities and
Net Gain on Cash Flow Hedges	165.8
Exclude Northwind and Tailwind Capital	886.8
	6,425.8
Debt, As Adjusted	1,461.2
Total Capital, As Adjusted	$7,887.0

Debt to Capital Ratio	18.5%

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